As filed with the Securities and Exchange Commission on February 13, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Grindr Inc.
(Exact name of registrant as specified in its charter)

Delaware	92-1079067
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

750 N. San Vicente Blvd., Suite RE 1400 West Hollywood, California	90069
(Address of Principal Executive Offices)	(Zip Code)

Grindr Inc. 2022 Equity Incentive Plan
Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan
(Full Title of the Plan)

George Arison
Chief Executive Officer
Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, California 90069
(Name and address of agent for service)

Tel: (310) 776-6680
(Telephone number, including area code, of agent for service)

Copies to:

William Shafton VP of Business & Legal Affairs and Secretary Grindr Inc. 750 N. San Vicente Blvd., Suite RE 1400 West Hollywood, California 90069
John-Paul Motley
David Peinsipp
Kristin VanderPas
Cooley LLP
355 S. Grand Avenue Suite 900
Los Angeles, California 90071
Tel: (213) 561-3250
3 Embarcadero Center, 20th Floor
San Francisco, California 94111
Tel: (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Grindr Inc., a Delaware corporation (the “Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register common stock, par value $0.0001 per share (the “Common Stock”), issued or issuable pursuant to the Grindr Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan” and, together with the 2022 Plan, the “Plans”).

On November 18, 2022 (the “Closing Date”), the Registrant (f/k/a Tiga Acquisition Corp. (“Tiga”)) consummated the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 9, 2022, as amended as of October 5, 2022 (the “Merger Agreement”), by and among Tiga, Grindr Group LLC, Tiga Merger Sub LLC and Tiga Merger Sub II LLC (“Tiga Merger Sub II”). Tiga’s shareholders approved the business combination and the change of jurisdiction from Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware at an extraordinary general meeting of stockholders held on November 15, 2022. Pursuant to the terms of the Merger Agreement, the business combination was effected on November 18, 2022, with Tiga Merger Sub II surviving the merger as a wholly owned subsidiary of Tiga. Prior to the Closing Date, Tiga changed its jurisdiction of incorporation as an exempted company in the Cayman Islands to a corporation incorporated under the laws of the State of Delaware and changed its name to Grindr Inc. The 2020 Plan was assumed by the Registrant on November 18, 2022, pursuant to the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act or 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form 8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on March 22, 2022;

(b)          the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the Commission on May 16, 2022, August 10, 2022 and November 7, 2022, respectively;

(c)          the Registrant’s Current Reports on Form 8-K filed with the Commission on May 9, 2022 (other than Item 7.01, Exhibit 99.1 and Exhibit 99.2), May 23, 2022 and as amended on Form 8-K/A filed with the Commission on May 26, 2022, September 13, 2022, November 16, 2022, November 23, 2022 (other than Item 7.01 and Exhibit 99.1);

(d)          the Registrant’s Prospectus filed on February 10, 2023, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-268782) (the “Prospectus”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(e)         the description of the Registrant’s securities contained in the Registration Statement on Form 8-A filed with the Commission on November 17, 2020, as updated in the section titled “Description of Securities” beginning on page 140 of the Prospectus, as well as any additional amendments or reports filed with the Commission for the purpose of updating the description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request..

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of Grindr Inc., dated November 18, 2022 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 dated February 8, 2023).

3.2	Amended and Restated Bylaws of Grindr Inc., dated November 18, 2022 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on November 23, 2022).
4.1	Specimen Common Stock Certificate of Grindr Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Registration Statement on Form S-4 filed on October 6, 2022).
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.
23.4*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page hereto).
99.1	Grindr Inc.’s 2022 Equity Incentive Plan and forms of award agreement thereunder (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 23, 2022).
99.2
Grindr Group LLC’s Amended and Restated 2020 Equity Incentive Plan and forms of award agreement thereunder (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form S-1 dated February 8, 2023).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on February 13, 2023.

GRINDR INC.

/s/ Vandana Mehta-Krantz
Name: Vandana Mehta-Krantz
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Arison and Vandana Mehta-Krantz, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Arison	Chief Executive Officer and Director	February 13, 2023
George Arison	(Principal Executive Officer)

/s/ Vandana Mehta-Krantz	Chief Financial Officer	February 13, 2023
Vandana Mehta-Krantz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Austin “AJ” Balance	Chief Product Officer	February 13, 2023
Austin “AJ” Balance

/s/ James Fu Bin Lu	Chairperson of the Board	February 13, 2023
James Fu Bin Lu

/s/ G. Raymond Zage, III	Director	February 13, 2023
G. Raymond Zage, III

/s/ J. Michael Gearon, Jr.	Director	February 13, 2023
J. Michael Gearon, Jr.

/s/ Nathan Richardson	Director	February 13, 2023
Nathan Richardson

/s/ Daniel Brooks Baer	Director	February 13, 2023
Daniel Brooks Baer

/s/ Gary I. Horowitz	Director	February 13, 2023
Gary I. Horowitz

/s/ Meghan Stabler	Director	February 13, 2023
Meghan Stabler

/s/ Maggie Lower	Director	February 13, 2023
Maggie Lower